UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  July 8, 2014

INSMED INCORPORATED

(Exact name of registrant as specified in its charter)

Virginia	0-30739	54-1972729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Finderne Avenue, Building 10 Bridgewater, NJ	08807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 997-9900

9 Deer Park Drive, Suite C,

Monmouth Junction, New Jersey 08852

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On July 8, 2014, Insmed Incorporated (the “Company”) entered into a Commercialization Agreement (the “Agreement”) with PARI Pharma GmbH (“PARI”) for the manufacture and supply of eFlow nebulizer systems and related accessories (the “Device”) as optimized for use with the Company’s proprietary liposomal amikacin for inhalation.  The Agreement has an initial term of fifteen (15) years from the first commercial sale of the Device (the “Initial Term”).  The term of the Agreement may be extended by the Company for an additional five (5) years by providing written notice to PARI at the least one (1) year prior to the expiration of the Initial Term.  Notwithstanding the foregoing, the parties have certain rights and obligations under the Agreement prior to the commencement of the Initial Term.  The Agreement allows for termination by either party upon the occurrence of certain events, including (i) the material breach by the other party of any provision of the Agreement, (ii) the default or bankruptcy of the other party, or (iii) upon termination by the Company of the License Agreement between the parties.

The description of the Agreement is a summary only and is qualified in its entirety by the full and complete terms of the Agreement, which the Company expects will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014.  The Company intends to seek confidential treatment for certain portions of the Agreement pursuant to a confidential treatment request that it intends to submit to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2014	INSMED INCORPORATED
	By:	/s/ Christine Pellizzari
	Name:	Christine Pellizzari
	Title:	General Counsel and Corporate Secretary